Exhibit 3.1

CERTIFICATE OF FORMATION

OF

FIRST EAGLE BDC, LLC

This Certificate of Formation of First Eagle BDC, LLC (the “Company”) has been duly executed and is being filed by the undersigned authorized person to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

1.                                      Name.  The name of the limited liability company formed hereby is First Eagle BDC, LLC.

2.                                      Registered Office and Registered Agent.  The address of the registered office of the Company in the State of Delaware, County of New Castle is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801.  The registered agent of the Company for service of process at such address is the Corporation Service Company.

3.                                      This Certificate of Formation shall be effective on the date of filing with the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned authorized person has duly executed this Certificate of Formation as of August 20, 2018.

MEMBER:

FIRST EAGLE INVESTMENT MANAGEMENT, LLC

By:	/s/ David O’Connor
Name: David O’Connor
Title: General Counsel

[Signature Page to First Eagle BDC, LLC Certificate of Formation]